Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Andrew Gordon, President & CEO

Telephone:  (718) 832-0800

Coffee Holding Co., Inc. Announces Investment In HealthWISE Gourmet Coffees

STATEN ISLAND, New York – May 4, 2012.  Coffee Holding Co., Inc. (NASDAQ: JVA) (the “Company”) today announced an investment in HealthWISE Gourmet Coffees, LLC (“HealthWISE”), a coffee distributor specializing in a TechnoRoasting process that results in a coffee with lower acidity levels.  The Company is investing $100,000 for an aggregate 20% interest in HealthWise.

"Although on the surface this appears to be a minimal investment, we believe this is a great opportunity for us with definable, limited risk attached.  Low acid, healthier coffee is a relatively untapped segment of the industry.  Although there are national brands that currently provide this type of product, sales for these products are in their infancy stage.  Similar to other prevailing trends in the coffee industry, whether we are talking Organic, Sustainable or K-Cup coffees products, industry history has proven that the early bird gets the sales.

"This is also the type of investment which falls into our sweet spot as we continue to look for ways to diversify our product offerings in an effort to increase value to our shareholder base.  Much like our stakes in OPTCO, Generations Coffee and Global Mark, we believe this investment will broaden our overall business base and eventually be accretive to revenues and profits in the future,” said Andrew Gordon, President & CEO.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.